Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

1.	Purpose of Agreement: The intent of this Separation Agreement and General Release (“Agreement”) is to amicably and finally resolve and compromise all issues and claims surrounding the employment of Amy Broidrick (“Employee”) with Qualigen, Inc. (“Employer”) and the termination thereof. This Agreement becomes effective on the eighth day after it is executed by Employee (“Effective Date”).
2.	Termination of Employment and Receipt of Compensation and Benefits: Employee’s employment with Employer is terminated on June 16, 2023 (“Termination Date”). Employee acknowledges that on the Termination Date Employee was paid for all unpaid salary and unused vacation time earned through the Termination Date. As of the Termination Date, Employee is no longer eligible to receive further compensation of any kind, including payments for wages, salary, vacation or benefits, and will not represent herself as an employee, officer, agent, or representative of Employer for any purpose. Employee will also no longer serve as a member of Employer’s Board of Directors, or as a member of the Board of Directors of any of Employer’s subsidiaries.

3.	Employer’s Consideration for Agreement: In exchange for the release and agreements that Employee is making in this Agreement, Employer will provide Employee with the following:
a)	Base Termination Payments: (A) The total gross amount of $16,636.79, less applicable withholdings for federal and state income and employment taxes, which represents an amount in cash equal to Employee’s accrued but unpaid salary and vacation pay through the Termination Date, and (B) Reimbursement of any expenses incurred by Employee under Section 4 of her Employment Agreement and in accordance with Employer’s expense reimbursement policies.

Base Terminations Payments will be made in a lump sum within 15 business days of the Effective Date of this Agreement.

b)	Severance in the form of continued salary pay to Employee at the rate then in effect on the Termination Date for a period of 12 months following the Termination Date, subject to applicable withholdings and otherwise in accordance with Employer’s general payroll practices and policies.

c)	Payment or reimbursement to Employee for the cost of COBRA continuation medical and dental insurance coverage for the Employee for a 12 month period following the Termination Date (less any required taxes or withholdings).

d)	Any other rights or benefits, to the extent earned and vested as of the Termination Date, under Employer’s employee benefit plans such as Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Awards (“Options”). Employee’s right to exercise her Options ends three (3) months from the Termination Date as described in Employee’s Stock Option Agreement (“Option Agreement”). No additional rights or benefits shall vest after the Termination Date
4.	Employee’s Consideration for Agreement: Employee acknowledges and agrees but for Employee’s execution of this Agreement, Employee would not otherwise be entitled to the benefits described in Section 3. Employee represents and warrants that Employee has returned to Employer all items of property paid for and/or provided for Employee’s use during employment with Employer including, but not limited to, cameras, camera equipment, access badges, keys, books, manuals, laptop, peripherals, smartphone, corporate credit card, software, and company information and documents. Employee also warrants and represents that Employee has returned to Employer all documents (electronic or paper) created and received by Employee during employment with Employer, and that Employee has not retained any such documents, copies, summaries, or excerpts of such documents, except Employee may keep Employee’s personal copies of documents evidencing Employee’s hire, compensation and employee benefits and benefit plan participation, and this letter.

5.	Release of Claims: Employee agrees that the benefits provided for in this Agreement represent settlement in full of all outstanding obligations owed to Employee by Employer and its officers, managers, supervisors, members, agents, and employees. Employee, on Employee’s own behalf, and on behalf of Employee’s heirs, representatives, executors, administrators, attorneys, family members, executors, agents, successors in interest, and assigns, hereby fully, knowingly and forever releases Employer and its past, present and future owners, parents, subsidiaries, divisions, affiliates, future affiliates, related entities, joint ventures, partners and members, including but not limited to Qualigen Therapeutics, Inc., as well as each of their respective past, present and future directors, officers, investors, shareholders, administrators, agents, associates, representatives, employees, attorneys, predecessors, successors and assigns, and any and all of them (the “Releasees”) from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, promises, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that are based upon, relate to or arise out of any matters of any kind (collectively, “Claims”), that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

a)	Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;
b)	Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;
c)	Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;
d)	Any and all claims for wages, compensation, incentive equity or equity based awards, other benefits, and associated penalties and interest, including but not limited to claims under the state labor laws, state wage orders, and the federal Fair Labor Standards Act;
e)	Any and all claims for retaliation or for discrimination or harassment based on sex, race, age, color, national origin, sexual orientation, gender identity and expression, religion, disability, marital status, veteran’s or military status, medical condition, or any other protected characteristic under federal, state or municipal statutes or ordinances; and any and all other employment-related claims whatsoever, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Worker Adjustment and Retraining Notification (WARN) Act and any similar state laws, the Immigration Reform and Control Act, the Occupational Safety and Health Administration, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, the California Civil Code, the California Business & Professions Code, the Code of Federal Regulations, the California Code of Regulations, the California Unruh Act, the California Equal Pay Act, and any applicable California Industrial Welfare Commission Order, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; and
f)	Any and all claims for attorneys’ fees or costs.

This release is not intended to encompass claims for workers’ compensation, unemployment benefits, or COBRA rights. Nor is this release intended to prevent Employee from filing a statutory claim concerning employment with Employer or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, the California Civil Rights Department, or similar government agencies. However, if Employee does so, or if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit (excepting only any monetary award to which Employee may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

6.	Waiver of Unknown Claims; Civil Code Section 1542: This Agreement is a general release of claims and applies not only to known claims based on facts Employee is currently aware of but also to unknown claims based on facts Employee is not aware of. Employee hereby elects to assume all risks for claims that now exist in his or her favor, known or unknown, arising from the subject matter of this Agreement. Employee confirms that it is Employee’s intention in executing this Agreement to waive and relinquish all rights and benefits to all claims whether presently known or unknown, including any claims that Employee does not know or suspect to exist in his or her favor which, if known by him or her, would have materially affected Employee’s decision to enter into this Agreement.

Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

7.	Confidential Information: Employee agrees not to, except as authorized by Employer in writing, or as required by any law, rule, or regulation after providing prior written notice to Employer with sufficient time for Employer to object to production or disclosure, or to quash subpoenas related to the same, disclose to any other person, firm, company, or any other entity any confidential and proprietary information, knowledge, or data of Employer or that of third parties obtained by Employee during her employment with Employer. “Confidential and proprietary information” includes, but is not limited to, know-how, trade secrets, and technical, business and financial information and any other non-public information in any way learned by Employee during her employment with Employer, including, but not limited to (i) prices, renewal dates and other detailed terms of customer or supplier contracts and proposals; (ii) information concerning Employer’s customers, clients, referral sources and vendors, and potential customers, clients, referral sources and vendors, including, but not limited to, names of these entities or their employees or representatives, preferences, needs or requirements, purchasing or sales histories, or other customer or client-specific information; (iii) supplier and distributor lists; (iv) pricing policies, methods of delivering services and products, and marketing and sales plans or strategies; (v) products, product know-how, product technology and product development strategies and plans; (vi) employee personnel or payroll records or information (except as to Employee herself); (vii) forecasts, budgets and other non-public financial information; (viii) expansion plans, management policies and other business strategies; (ix) inventions, research, development, manufacturing, purchasing, finance processes, technologies, machines, computer software, computer hardware, automated systems, engineering, marketing, merchandising, and selling; and (x) any information whatsoever about the business and practices of Employer that was obtained by Employee during the course of her employment with Employer.

8.	Confidentiality of Agreement: Employee agrees that the terms and conditions of this Agreement are strictly confidential. Employee shall not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except as follows: (a) as required by court order; (b) to Employee’s spouse; or (c) to Employee’s attorneys or accountants. Employee understands and agrees that all prior confidentiality agreements between Employee and Employer shall continue and will remain in full force and effect at all times after the Termination Date. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

Further, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.	Interpretation and Construction of Agreement: This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the state of California. Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.
10.	No Admission of Liability: By entering into this Agreement, Employer is not admitting to any liability, wrongdoing or legal violation whatsoever with regard to the employment relationship between the parties or with respect to any claims released herein. Employer expressly denies any and all such liability and wrongdoing.
11.	Acknowledgement of Waiver of Claims Under ADEA; Waiting Period: Pursuant to the Age Discrimination in Employment Act of 1967 (the “ADEA”) and the Older Workers’ Benefit Protection Act, Employer hereby advises Employee to consult with an attorney prior to signing this Agreement. Employer also advises Employee that Employee has up to forty-five (45) days within which to consider whether Employee should sign this Agreement (and the parties agree that changes, whether material or immaterial, do not restart the running of this forty-five (45) day period). To the extent that Employee takes less than forty-five (45) days to consider this Agreement prior to execution, Employee acknowledges that Employee had sufficient time to consider this Agreement and that Employee expressly, voluntarily and knowingly waives any additional time. In addition, should Employee choose to sign the Agreement, Employee shall have seven (7) days following the date on which she signed the Agreement to revoke it, by delivering written notice of the revocation to Qualigen, Inc. Attn: Chris Lotz, 2042 Corte Del Nogal Ste. B, Carlsbad, CA 92011 (clotz@qualigeninc.com), for receipt within the seven-day period. This Agreement does not become effective until after this seven-day period has elapsed. Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
12.	Non-disparagement: Employee agrees that Employee will not, nor will cause or cooperate with others to, publicly criticize, ridicule, disparage or defame the Employer or its products, services, policies, directors, officers, managers, members, shareholders, or employees, or any other Releasees, with or through any written or oral statement or image, including, but not limited to, any statements made via websites, blogs, postings to the internet, or emails, whether or not they are made anonymously or through the use of a pseudonym. Employee agrees to provide full cooperation and assistance in assisting the Employer to investigate such statements if the Employer reasonably believes that the Employee is the source of the statements. The foregoing does not apply to statutorily privileged statements made to governmental or law enforcement agencies. Additionally, Employee agrees Employee shall not visit the office or facility locations, nor contact members of the Employer without prior written permission from/by the Chief Executive Officer or Employer’s authorized representative. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

13.	Complete and Voluntary Agreement: Employee acknowledges that Employee has read and understands this Agreement; that Employee has had the opportunity to seek legal counsel of Employee’s own choosing and to have the terms of the Agreement fully explained to Employee; that Employee is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that Employee is executing this Agreement voluntarily, free of any duress or coercion. Employee specifically understands that by entering into this Agreement Employee is forever foreclosed from pursuing any of the claims Employee has waived in Section 5 above.
14.	Savings Clause: Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.
15.	Scope of Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. Except as expressly provided herein, this Agreement supersedes and renders null and void any and all prior agreements between Employee and Employer.
16.	Waiver: The failure of Employer or Employee to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof, or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
17.	Attorneys’ Fees and Costs: Employer and Employee agree that they will bear their own respective costs and fees, including attorneys’ fees, in connection with the negotiation and execution of this Agreement.
18.	Arbitration: The parties agree that any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof will be submitted to and settled by final and binding arbitration before the American Arbitration Association (AAA) pursuant to its employment arbitration rules and procedures, in accordance with the Federal Arbitration Act, with the arbitration to take place in the state of California. Each side will bear its own attorneys’ fees in any such arbitration, and the arbitrator shall not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has the authority to make such award as permitted by the statute in question. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A FULL RELEASE OF LEGAL CLAIMS, BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS. EMPLOYEE ACKNOWLEDGES THAT HER SIGNATURE WILL NOT BE AFFIXED TO THIS AGREEMENT PRIOR TO HER TERMINATION DATE.

Dated: ___6/17/2023_________	______/s/ Amy Broidrick_____________ Employee Signature ______Amy Broidrick_______________ Employee Name (Printed)
Dated: ___6/20/2023_________	______/s/ Christopher Lotz____ Employer Representative Signature Christopher Lotz Employer Representative Signature (Printed)